Exhibit 23.1

CONSENT OF INDEPENDENT REGISTED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-158555 on Form S-3 of our reports dated October 14, 2008, with respect to the consolidated financial statements of PURE Bioscience, and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of PURE Bioscience for the year ended July 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
May 5, 2009